Exhibit 99.1

NEWS RELEASE
SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN EARNINGS
FOR THE QUARTER AND THE YEAR

Aiken, South Carolina (January 30, 2017) - Security Federal Corporation ("Company") (OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced earnings for the year ended December 31, 2016. Net income available to common shareholders increased $486,000 or 8.6% to $6.2 million or $2.09 per common share (basic) for the year ended December 31, 2016 compared to $5.7 million or $1.93 per common share (basic) for the year ended December 31, 2015. The increase was primarily the result of an increase in net interest income offset partially by an increase in the provision for loan losses. Also contributing to the increase in earnings was a one-time preferred stock redemption discount of $660,000 received in the fourth quarter of 2016.

The Company's net interest spread increased 18 basis points to 3.33% for the year ended December 31, 2016, compared to 3.15% for the year ended December 31, 2015. The improvement in net interest spread was the result of an increase in interest income from loans combined with a lower cost of funds. Interest income from loans increased $795,000 or 4.3% to $19.2 million for the year ended December 31, 2016 compared to $18.4 million for the year ended December 31, 2015.  Total interest expense decreased $683,000 or 16.3% to $3.5 million for the year ended December 31, 2016, compared to $4.2 million for the year ended December 31, 2015. Consistent with the increase in net interest spread, net interest income increased $1.2 million or 4.9% to $24.9 million for the year ended December 31, 2016, compared to $23.7 million for the year ended December 31, 2015.

The Company's provision for loan losses was $500,000 for the year ended December 31, 2016 compared to a net provision of zero for the year ended December 31, 2015. The increase in the provision for loan losses was the result of an increase in net charge-offs combined with growth in total loans outstanding. The Company had net charge-offs of $419,000 for the year ended December 31, 2016 compared to $82,000 for the year ended December 31, 2015. Net charge-offs were 0.12% of gross loans during the year ended December 31, 2016 compared to 0.02% for the same period in 2015.

On October 31, 2016, the Company repurchased all 22,000 shares of its Series B Fixed Rate Cumulative Perpetual Preferred Stock from the United States Department of the Treasury ("US Treasury") for a repurchase amount of $21.3 million plus accrued interest of $93,000 for a total payment amount of $21.4 million.  As a result of this transaction, the Company recognized $660,000 in net income available to common shareholders in 2016. The repurchase was partially funded through cash on hand and a $14.0 million term loan from another financial institution. At December 31, 2016, this loan had a remaining principal balance of $13.0 million and is included in the total borrowings balance of $82.0 million.

Through the repurchase of the preferred stock, the Company was able to replace this capital with a lower cost borrowing. The after tax savings as a result of this transaction in 2017 alone is projected to be $180,000. Following the transaction, the Company's capital ratios remain significantly above regulatory standards for the Company to be considered as well capitalized.

"We are pleased with the results for 2016," said Chief Executive Officer Chris Verenes. "Our strong capital position has allowed us to focus on investing in our long term future. We have made two significant investments in the last 18 months to expand and strengthen our footprint to allow us to serve more customers in South Carolina and Georgia. We opened our fourth branch location in our Midlands market and broke ground on our second branch location in Evans, Georgia. While the significant investment in people and infrastructure may put pressure on our earnings in the near term, it should provide us with the opportunity to continue growing the Bank and its customer base in the long term."

Non-interest expense increased $397,000 or 1.8% to $22.9 million for the year ended December 31, 2016 compared to $22.5 million for the year ended December 31, 2015. The increase was primarily due to increases in salaries and employee benefits expense and depreciation and maintenance expense, both of which increased significantly as a result of our recent expansion. The increase in non-interest expense was offset by a $609,000 net gain on the operation of other real estate owned ("OREO") during the year ended December 31, 2016. The majority of the net gain was related to the sale of one OREO property in February 2016, which resulted in a $739,000 gain that was recorded as an offset to the cost of operating OREO properties during the period.

Non-interest income decreased $606,000 or 8.6% to $6.4 million for the year ended December 31, 2016 from $7.0 million for the year ended December 31, 2015, primarily the result of a $1.2 million decrease in the gain on sale of investments.

Net income available to common shareholders increased $195,000 or 15.8% to $1.4 million or $0.49 per common share (basic) for the quarter ended December 31, 2016 compared to $1.2 million or $0.42 per common share (basic) for the year ended December 31, 2015. The increase was primarily the result of the $660,000 preferred stock redemption discount received during the quarter ended December 31, 2016 combined with an increase in net interest income. These increases were partially offset by increases in the provision for loan losses and non-interest expense combined with a decrease in non-interest income.

The provision for loan losses was $500,000 for the quarter ended December 31, 2016 compared to $100,000 for the same period in 2015.  The increase was the result of an increase in charge-offs and a decrease in recoveries. The Company had net charge-offs of $255,000 during the fourth quarter of 2016 compared to net recoveries of $240,000 for the same quarter in 2015.

Non-interest income decreased $272,000 or 17.0% to $1.3 million for the quarter ended December 31, 2016 compared to $1.6 million for the same quarter in 2015.  This decrease was primarily due to a decrease in the net gain on sale of investments.  The Bank had a net loss of $68,000 on the sale of investments during the quarter ended December 31, 2016 compared to a net gain of $210,000 during the same quarter in 2015.

Total assets increased $13.0 million or 1.6% to $812.7 million at December 31, 2016 from $799.7 million at December 31, 2015. Net loans receivable increased $29.1 million or 8.8% to $359.7 million at December 31, 2016 from $330.6 million at December 31, 2015.  Investment and mortgage-backed securities decreased $17.8 million or 4.4% to $387.6 million at December 31, 2016 from $405.4 million at December 31, 2015.  Total deposits increased $2.0 million or 0.3% to $654.1 million at December 31, 2016 compared to $652.1 million at December 31, 2015.  Total borrowings increased $29.7 million or 56.8% to $82.0 million at December 31, 2016 from $52.3 million at December 31, 2015.

Security Federal Bank has 14 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Wagener, and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Total interest income	$7,077	$6,983	$28,388	$27,906

Total interest expense	924	957	3,516	4,199

Net interest income	6,153	6,026	24,872	23,707

Provision for loan losses	500	100	500	0

Net interest income after
provision for loan losses	5,653	5,926	24,372	23,707

Non-interest income	1,328	1,600	6,401	7,007

Non-interest expense	6,004	5,811	22,928	22,531

Income before income taxes	977	1,715	7,845	8,183

Provision for income taxes	115	371	1,920	2,067

Net income	$862	$1,344	$5,925	$6,116

Preferred stock dividends	(93)	(110)	(423)	(440)

Redemption of preferred stock	660	0	660	0

Net income available to common shareholders	$1,429	$1,234	$6,162	$5,676

Earnings per common share (basic)	$0.49	$0.42	$2.09	$1.93

Earnings per common share (diluted)	$0.46	$0.40	$1.99	$1.84

	BALANCE SHEET HIGHLIGHTS

	December 31, 2016	December 31, 2015%

Total assets	$812,682	$799,728	1.6%

Cash and cash equivalents	9,375	8,382	11.8%

Total loans receivable, net	359,723	330,573	8.8%

Investment & mortgage-backed securities	387,643	405,387	-4.4%

Deposits	654,103	652,097	0.3%

Borrowings	81,972	52,291	56.8%

Shareholders' equity	71,112	90,967	-21.8%

Book value per share	$24.14	$23.41	3.1%

Total risk based capital ratio (1)	21.07%	23.72%	-11.2%

Common equity tier one ratio (1)	19.81%	22.46%	-11.8%

Non performing assets	8,236	11,395	-27.7%

Non performing assets to total assets	1.01%	1.42%	41.5%

Allowance as a percentage of gross loans,
held for investment	2.30%	2.46%	-6.5%

(1)- This ratio is calculated using Bank only information and not consolidated information